UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2011

MarineMax, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14173	59-3496957
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida		33764
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	727-531-1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2011, MarineMax, Inc. and its subsidiaries (collectively, the "Company") entered into an amendment to our Inventory Financing Agreement (the "Credit Facility"), originally entered into on June 24, 2010 with GE Commercial Distribution Finance Company ("GECDF"), as amended on December 17, 2010.

The amendment, among other things, modifies the amount of borrowing availability, interest rate, and maturity date of the Credit Facility. The amended Credit Facility provides a floor plan financing commitment of $150 million, up from the previous $100 million. The interest rate for amounts outstanding under the amended Credit Facility is 383 basis points above the one-month London Inter-Bank Offering Rate. There is an unused line fee of ten basis points on the unused portion of the amended Credit Facility. The amended Credit Facility matures in June 2014, subject to extension for two one-year periods, with the approval of GECDF.

Borrowings under the amended Credit Facility will be secured primarily by the Company’s inventory that is financed through the amended Credit Facility and related accounts receivable. The Company’s real estate is not pledged.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On June 2, 2011, the Company issued a press release announcing the amendment to the Credit Facility. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

Press release of MarineMax, Inc. dated June 2, 2011, entitled "MarineMax Increases Finance Capacity."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.

June 3, 2011	By:	/s/ Kurt M. Frahn

Name: Kurt M. Frahn
Title: Vice President of Finance and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press release of MarineMax, Inc. dated June 2, 2011, entitled “MarineMax Increases Finance Capacity.”